Exhibit 99.1

1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

Contacts
news	MEDIA	Jim Sabourin 423 294 6043
	INVESTORS	Tom White 423 294 8996

Unum Elects Timothy Keaney to Board of Directors

CHATTANOOGA, Tenn. (Aug. 16, 2012) – Unum Group announced today that Timothy F. Keaney, vice chairman of BNY Mellon and CEO of BNY Mellon Asset Servicing, has been elected to serve as a director of the company.

Mr. Keaney is a member of BNY Mellon’s executive committee, which oversees day-to-day operations for that organization. Prior to the merger of The Bank of New York Company, Inc., and Mellon Financial Corporation, Keaney was head of The Bank of New York’s asset servicing business and head of the company’s presence in Europe, with management responsibilities for all business activities in the region. He joined The Bank of New York in 2000 as a Managing Director responsible for depositary receipts.

“We are very fortunate to have Tim join our board of directors,” said William J. Ryan, chairman of the board of Unum Group. “He brings a wealth of knowledge and financial services leadership to our board, and I am confident his expertise and strategic insight will be a tremendous asset to Unum.”

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About Unum

Unum (www.unum.com) is one of the leading providers of employee benefits products and services in the United States and the United Kingdom. Through its subsidiaries, Unum Group provided more than $6 billion in total benefits to customers in 2011.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.